Exhibit 23.4

SF Partnership, LLP
Chartered Accountants

April 26, 2007

Gerry Goldberg, CA
Schwartz Levitsky Feldman LLP
Chartered Accountants
1167 Caledonia Road
Toronto, Ontario
M6A 2X1

Dear Sir:

Re: Silver Reserve Corp.

As per your letter dated April 24, 2007, we know of no reason why you should not accept the engagement to provide auditing services for the above named company.

If you have any questions, please do not hesitate to contact our office.

Yours very truly,

s/Eugene Aceti
Direct Line: 416.646.8064
Email: eaceti@sfgroup.ca